ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Financial Report as of and for the Ten Months Ended
October 31, 2015

KPMG LLP
1 East Pratt Street
Baltimore, MD 21202-1128

Independent Auditors’ Report

The Board of Directors
OneMain Financial Holdings, LLC and subsidiaries:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of OneMain Financial Holdings, LLC and subsidiaries, which comprise the consolidated statement of financial position as of October 31, 2015 and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows, for the 10-month period ended October 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(KPMG International), a Swiss entity.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OneMain Financial Holdings, LLC and subsidiaries as of October 31, 2015, and the results of its operations and its cash flow, for the 10-month period then ended, in accordance with U.S. generally accepted accounting principles.

Baltimore, Maryland
February 10, 2016

-2

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statement of Financial Position
(In millions of dollars, except share data)

October 31, 2015
Assets
Cash and cash equivalents (including restricted cash of $383)	$883
Investments (at fair value)	1,379
Consumer finance receivables:
Loans and accrued interest receivable	9,987
Unearned revenue and deferred costs	(1,456)
Unearned premium and claim reserves	(409)
Allowance for loan losses	(666)
Net consumer finance receivables	7,456
Deferred tax assets, net	339
Intangible assets	62
Premises and equipment, net	91
Other assets	254
Total assets	$10,464

The following table summarizes the assets of the variable interest entities (“VIEs”) that are included in the Consolidated Statement of Financial Position above. The assets in the table below include those assets that can only be used to settle obligations of consolidated VIEs on the following page, and are in excess of those obligations. Additionally, the assets in the table below include third-party assets of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation.

October 31, 2015
Assets
Cash and cash equivalents	$383
Net consumer finance receivables	7,033
Other assets	14
Total assets	$7,430

Refer to the Notes to Consolidated Financial Statements.

-3

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statement of Financial Position (continued)
(In millions of dollars, except share data)

October 31, 2015
Liabilities and equity
Related party debt	$5
Revolving line of credit - related party	284
Revolving line of credit - third party	1,136
Long-term debt	6,181
Insurance policy and claim reserves	533
Accounts payable, accrued expenses and other liabilities	153
Total liabilities	8,292
Commitments and contingencies (Note 16)
Equity:
Common stock ($1.00 par value, 1,000 shares issued and authorized at October 31, 2015)	—
Additional paid-in capital	1,839
Retained earnings	314
Accumulated other comprehensive income	19
Total equity	2,172
Total liabilities and equity	$10,464

The following table summarizes the liabilities of VIEs that are included in the Consolidated Statement of Financial Position above. The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of OneMain Financial Holdings, LLC and subsidiaries.

October 31, 2015
Liabilities
Revolving line of credit - related party	$284
Revolving line of credit - third party	1,136
Long-term debt	4,697
Accounts payable, accrued expenses and other liabilities	8
Total liabilities	$6,125

Refer to the Notes to Consolidated Financial Statements.

-4

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statement of Income
(In millions of dollars, except share data)

Ten Months Ended October 31,
2015
Revenue
Finance interest and other charges	$1,721
Investment revenue	47
Total interest revenue	1,768
Interest expense	271
Net interest revenue	1,497
Other non-interest revenue:
Insurance premiums	264
Realized gain on sales and impairments of investments, net	3
Other revenue	33
Total non-interest revenue	300
Total revenue, net of interest expense	1,797

Provisions for credit losses and for benefits and claims
Provision for credit losses	470
Policyholder benefits and claims	119
Total provisions for credit losses and for benefits and claims	589

Operating expenses
Compensation and benefits	257
Technology and communications	76
Occupancy	62
Advertising and marketing	78
Other operating	164
Total operating expenses	637
Income before income taxes	571
Provision for income taxes	210
Net income	$361

Share data:
Weighted average shares outstanding	1,000
Earnings per share basic and diluted	$361,410

Refer to the Notes to Consolidated Financial Statements.

-5

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statement of Comprehensive Income
(In millions of dollars)

Ten Months Ended October 31,
2015
Net income	$361
Other comprehensive loss:
Net change in unrealized gains (losses) on investment securities, net of taxes	(18)
Net change in foreign currency translation adjustment, net of taxes	(7)
Total other comprehensive loss	(25)
Comprehensive income	$336

Refer to the Notes to Consolidated Financial Statements.

-6

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statement of Changes in Equity
(In millions of dollars, except share data)

			Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total equity
	Common stock
	Shares	Amount
Balance, January 1, 2015	1,000	$—	$1,846	$43	$44	$1,933
Net income	—	—	—	361	—	361
Transfers to Parent	—	—	(7)	—	—	(7)
Dividends	—	—	—	(90)	—	(90)
Other comprehensive loss, net of taxes	—	—	—	—	(25)	(25)
Balance, October 31, 2015	1,000	$—	$1,839	$314	$19	$2,172

Refer to the Notes to Consolidated Financial Statements.

-7

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statement of Cash Flows
(In millions of dollars)

Ten Months Ended
October 31, 2015
Cash flows from operating activities
Net income	$361
Adjustments to reconcile income to net cash from operating activities:
Net realized gain on sales of investments	(6)
Impairments of investments	3
Provision for credit losses	470
Depreciation and amortization	61
Change in income taxes payable	(512)
Net changes in other assets and liabilities	47
Net cash provided by operating activities	424
Cash flows from investing activities
Net increase in short-term investments	(45)
Purchases of investments	(289)
Proceeds from sales of investments	93
Proceeds from maturities of investments	210
Originations of consumer finance receivables(1)	(2,764)
Repayments of consumer finance receivables	2,124
Purchases of premises and equipment	(25)
Proceeds from sale of premises and equipment	13
Increase in restricted cash	(236)
Net cash used in investing activities	(919)
Cash flows from financing activities
Debt issuance costs	(35)
Repayments of revolving line of credit - related party	(56)
Draws on revolving line of credit - related party	340
Repayments of revolving line of credit - third party	(224)
Draws on revolving line of credit - third party	1,360
Issuance of long-term debt, net	2,772
Net decrease in related party debt	(3,244)
Dividends paid to Parent	(90)
Net cash provided by financing activities	823
Increase in cash and cash equivalents	328
Cash and cash equivalents, beginning of period (excluding restricted cash of $147)	172
Cash and cash equivalents, end of period (excluding restricted cash of $383)	$500
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$212
Income taxes	746
Supplemental schedule of non-cash investing and financing activities:
Transfers (to) from Parent	(7)
  __________
(1) Originations of consumer finance receivables are presented net of payoffs on loans that were refinanced into a new loan.

Refer to the Notes to Consolidated Financial Statements.

-8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Business

The accompanying Consolidated Financial Statements primarily include OneMain Financial Holdings, LLC ("OMFH")(formerly OneMain Financial Holdings, Inc.), a holding company, and its wholly owned subsidiaries OneMain Financial, Inc. (DE)(“OMFI”), American Health and Life Insurance Company (“AHL”) and Triton Insurance Company (“Triton”), (collectively “OneMain Financial Holdings, LLC and subsidiaries" or “the Company”). The Company is a wholly owned subsidiary of CitiFinancial Credit Company (“CCC” or “Parent”), which is a wholly owned subsidiary of Associates First Capital Corporation, an indirect subsidiary of Citigroup, Inc. (“Citigroup”).

On May 26, 2015, OneMain Financial Holdings, Inc. was converted to a limited liability company, or LLC, and renamed OneMain Financial Holdings, LLC. OneMain Financial Holdings, Inc. ownership interests were converted into OMFH units, which are presented as Common stock on the Consolidated Statement of Financial Position. The member has no liability to the Company or its creditors for obligations or liabilities of the Company. Refer to Note 17 for organizational changes subsequent to October 31, 2015.

The Company conducts its operations through two business segments - Lending and Insurance. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 280, Segment Reporting, operating segments represent components of an entity where discrete financial information is available and for which the operating results are regularly reviewed by the chief operating decision maker to determine resources to be allocated to a segment and to assess its performance.

The Company’s Lending segment originates and services personal loans to consumers through a community branch-based network throughout the United States.

The Company’s Insurance segment, known as OneMain Solutions, underwrites policies to its customers and underwrites and reinsures policies covering customers of Citigroup affiliates. In addition, the Company is a full service administrator of debt protection products for customers of Citigroup affiliates. Refer to Note 15 for further information on the services provided to Citigroup affiliates.

Refer to Note 3 for additional information regarding the Company’s business segments.

On November 13, 2015, regulatory approvals were received to allow for the previously announced sale of the Company to OneMain Holdings, Inc. ("OMH")(formerly Springleaf Holdings, Inc.). The sale was completed on November 15, 2015. Refer to Note 17 for additional discussion.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The Company's financial statements have been prepared on a consolidated basis and consolidate all of the Company’s subsidiaries. The Consolidated Financial Statements included herein may not be indicative of the Company’s financial position, results of operations, and cash flows in the future, and also may not be indicative of the financial position, results of operations and cash flows had the Company been a separate, stand-alone entity during the period presented.

The Consolidated Financial Statements as of October 31, 2015 and for the ten-month period ended October 31, 2015 have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All significant intercompany balances and transactions between the legal entities that comprise the Company have been eliminated.

Management must make estimates and assumptions that affect the Consolidated Financial Statements and the related footnote disclosures. While management uses its best judgment in making estimates, actual amounts or results could differ from those estimates. Market conditions may increase the risk and complexity of the judgments in these estimates.

The Consolidated Financial Statements include expense allocations to and from affiliates for certain costs of support functions provided on a centralized basis within Citigroup. Such allocations primarily relate to employee benefits, technology, operations and global functions such as finance, human resources, legal and compliance. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefits received by the Company during the period presented. The allocations may not, however, reflect the expenses the Company

-9

would have incurred as a stand-alone company for the period presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure, which functions were outsourced or performed by employees and strategic decisions in various areas such as information technology and infrastructure. Refer to Note 15 for further discussion of these expense allocations.

Earnings per share is calculated as net income divided by the weighted average shares outstanding during the period. No securities or instruments have been issued that could convert to common stock and have a dilutive effect on earnings per share.

While the Company is included in the consolidated U.S. federal and certain state income tax returns of Citigroup, the income tax provision in the Consolidated Statement of Income has been calculated as if the Company filed separate U.S. federal and state tax returns.

The Company consolidates entities deemed to be VIEs when the Company is determined to be the primary beneficiary.

(b) Use of Estimates

Management must make estimates and assumptions that affect the Consolidated Financial Statements and the related footnote disclosures. Such estimates are used in connection with certain fair value measurements. Refer to Note 14 for further discussions on estimates used in the determination of fair value. Moreover, estimates are significant in determining the amounts of other-than-temporary impairments (“OTTI”), provisions for probable and estimable losses that may arise from credit-related exposures, probable and estimable losses related to litigation and regulatory proceedings, insurance policy and claims reserves and tax reserves. While management uses its best judgment in making estimates, actual amounts or results could differ from those estimates. Current market conditions increase the risk and complexity of the judgments in these estimates.

(c) Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit with banks and short-term, highly liquid investments with original maturities of three months or less. These short-term investments are carried at cost plus accrued interest, which approximates fair value. Restricted cash is restricted primarily for the use of the consolidated VIEs.

(d) Investments

Investments include fixed-income and equity securities. Fixed-income instruments primarily include mortgage-backed securities, corporate bonds, notes and redeemable preferred stocks. Equity securities include common and nonredeemable preferred stocks. All securities are classified as available-for-sale (“AFS”).

AFS securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and reported as a component of Accumulated other comprehensive income ("AOCI") on the Consolidated Statement of Financial Position until realized. Realized gains and losses from the sale of AFS securities are determined on a specific identification basis and are recorded in earnings.

Premiums and discounts on debt securities are amortized or accreted over the life of the related AFS security as an adjustment to yield using the effective interest method. Such amortization and accretion are classified in Investment revenue on the Consolidated Statement of Income. Dividend and interest income are recognized when earned and included in Investment revenue on the Consolidated Statement of Income. For investments in fixed-income securities, accrual of interest income is suspended for investments that are in default or when collection is doubtful.

The Consolidated Statement of Income reflect the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Company intends to sell or would more-likely-than-not be required to sell before the expected recovery of the amortized cost basis. For AFS debt securities in a loss position that management has no intent to sell and believes that it is not likely to be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the rest of the fair value loss is classified in Accumulated other comprehensive income on the Consolidated Statement of Financial Position. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected using cash flow projections and base assumptions. For equity securities deemed to be impaired, the entire fair value loss is recognized in earnings.

A decline in the market value of any AFS security below cost, that is deemed to be other-than-temporary, is recorded in earnings immediately. To determine whether impairment is other-than-temporary, the Company assesses each security for indications of credit impairment. Refer to Note 5 for further discussion on investments and OTTI.

-10

(e) Consumer Finance Receivables

Consumer finance receivables include loans which are reported at their outstanding unpaid principal balances, reduced by any charge-off, and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. In calculating net consumer finance receivables, consumer finance receivables are reduced by unearned revenue and deferred costs, allowance for loan losses and unearned insurance premium and claim reserves on certain collateral protection, credit life, credit involuntary unemployment ("IUI") and credit disability policies related to the loans. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans. All loans are held for investment.

Interest income accrual ceases for personal loans when payments are 90 days contractually past due. If payments are made on a personal loan that reduces the loan’s contractual delinquency status to less than 90 days contractually past due, the accrual of income resumes. Cash receipts on non-accruing loans are recorded either on a cash basis to income or entirely to the outstanding principal balance depending on the terms of the loan. Loans that have been modified to include a concession to a borrower who is in financial difficulty may not be accruing interest at the time of the modification. One or two payments under the new terms must be made to return the loan to accrual status, depending on the delinquency status. All borrowers are required to provide full income documentation and show ability to pay prior to a modification being granted.

Charge-off policies follow the general guidelines below:

•	Personal loans are charged off at the earlier of: (1) 180 days contractually past due if there have been no payments within the last six months; or (2) 360 days contractually past due;

•	Unsecured personal loans in bankruptcy are charged off in the month following 30 days contractual delinquency; and

•
Personal loans secured by autos in bankruptcy are charged off at the earlier of: (1) 180 days contractually past due if there have been no payments within the last six months; or (2) 360 days contractually past due.

Charge-offs are recorded as a reduction to the allowance for loan losses and subsequent recoveries of previously charged-off amounts are credited to the allowance for loan losses.

Allowance for Loan Losses

An allowance for loan losses on consumer finance receivables is maintained at an amount that represents management’s best estimate of probable losses inherent in its existing receivables portfolios. Losses on consumer finance receivables are recognized when incurred. The Company evaluates the loan portfolios for impairment quarterly. The allowance for non-troubled debt restructured loans is determined in accordance with ASC 450-20, Loss Contingencies, and established via a process that estimates these probable losses based upon various analyses. This process includes migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, along with analyses that reflect current and anticipated economic conditions, including changes in housing prices and unemployment trends.

Provisions for loan losses are direct charges to income in amounts sufficient to maintain the allowance at a level management determines to be adequate to cover losses inherent in the portfolio. The allowance fluctuates based upon continual review of the loan portfolio and changes in economic conditions. Changes to the allowance for loan losses are classified in Provision for credit losses on the Consolidated Statement of Income.

Separate valuation allowances are determined for impaired loans whose terms have been modified in a troubled debt restructuring (“TDR”). Long-term modification programs, as well as short-term (less than 12 months) modifications from January 1, 2011 that provide concessions (such as interest rate reductions) to borrowers in financial difficulty, are reported as TDRs. Short-term concessions granted prior to January 1, 2011 are not reported as TDRs.

The allowance for loan losses for TDRs is determined in accordance with ASC 310-10-35 considering all available evidence, including, as appropriate, the present value of the expected future cash flows of the loans discounted at the loans’ original effective interest rates. These expected cash flows incorporate modification program default rate assumptions.

Finance-Related Interest and Other Charges

Finance-related interest and other charges are recognized as income using the level-yield method. Fees received and direct costs incurred for the origination and renewal of loans are deferred and amortized over the contractual lives of the receivables as part of interest income. The remaining unamortized balances are reflected in interest income at the time that the receivables are paid in full or renewed, or reflected in credit losses when the receivables are partially or fully charged off. The Company considers all renewals that are not TDRs to be more than minor modifications. Therefore, the remaining unamortized

-11

balances relating to modifications that are not TDRs are reflected in interest income whenever a loan is renewed. Unamortized balances related to TDRs are included in the recorded investment of the TDR and no additional fees are assessed and no additional costs are deferred.

(f) Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of three to 10 years for equipment. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the useful life of five to 20 years or the term of the related lease.

Computer software and development costs incurred in connection with developing or obtaining computer software for internal use are capitalized and amortized over a useful life of two to 10 years.

Premises and equipment are tested for impairment annually and when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Impairment is recognized if the carrying amount is not recoverable and exceeds the fair value of the asset.

(g) Intangible Assets

Intangible assets are comprised of the present value of future profits (“PVFP”) of purchased insurance contracts in the Insurance segment. The PVFP is dynamically amortized over the lifetime of the block of business and is subject to premium deficiency testing in accordance with ASC 944, Financial Services—Insurance.

(h) Insurance

Insurance Premiums

Premiums from short-duration insurance contracts are earned over the related contract period. Short-duration contracts primarily include collateral protection, credit life, credit disability, and credit IUI policies. Credit insurance premiums that are billed monthly are recognized as revenue when billed. The Company defers single premium credit insurance premiums in Unearned premium and claim reserves on the Consolidated Statement of Financial Position. Unearned premiums on U.S. credit insurance are recognized as revenue on credit life using the sum-of-digits or actuarial methods, on credit disability using one-third pro-rata plus two-thirds sum-of-digits, on credit IUI using the mean of pro-rata and sum-of-digits, and on other collateral protection using the pro-rata method. For Canadian credit insurance, credit life unearned premiums are recognized as revenue using the sum-of-digits method, for credit disability using the mean of pro-rata and sum-of-digits and for credit IUI using the pro-rata method.

Premiums from long-duration contracts are earned when due from policyholders. Long-duration contracts include term life, accidental death and hospital indemnity policies. Benefits and expenses are associated with premiums by means of the provision for future policy benefits, unearned premiums and the deferral and amortization of policy acquisition costs. Premiums from reinsurance assumed are earned over the related contract period.

Unearned premium, policy and claim reserves related to the Company's borrowers are netted and classified as contra-assets in Consumer finance receivables on the Consolidated Statement of Financial Position. Unearned premium, policy and claim reserves related to non-Company customers are classified as liabilities in Insurance policy and claim reserves on the Consolidated Statement of Financial Position.

Commissions on ancillary insurance products are recorded net of estimated refunds based on historical cancellation rates. These commissions are classified in Other revenue on the Consolidated Statement of Income.

Insurance Policy and Claim Reserves

The liabilities for future policy benefits for long-duration policies are calculated in accordance with principles set forth in ASC 944. Mortality, morbidity, lapse and yield assumptions are set at the time of issue for each issue year of business and are not changed in future valuation periods.

Included in insurance policy and claim reserves are unearned premiums for credit life, credit disability, credit IUI, and collateral protection insurance.

-12

Claim reserves for losses are based on claims experience, actual claims reported and estimates of claims incurred but not reported. Assumptions are based on historical experience, adjusted to provide for possible adverse deviation. These estimates are periodically reviewed and compared with actual experience and industry standards, and revised if it is determined that future experience will differ substantially from that previously assumed. Since the reserves are based on estimates, the ultimate liability may be more or less than such reserves.

The effects of changes in such estimated reserves are classified in Policyholder benefits and claims on the Consolidated Statement of Income in the period in which the estimates are changed.

Acquisition Costs

The Company defers insurance policy acquisition costs (primarily commissions on acquired blocks and premium taxes). The Company classifies deferred policy acquisition costs in Other assets on the Consolidated Statement of Financial Position and amortizes these costs at a policy level over the term of the related policies, whether directly written or reinsured. Deferred acquisition costs ("DAC") are subject to premium deficiency testing in accordance with ASC 944.

(i) Advertising

Advertising costs are expensed as incurred except for certain insurance direct mail and related expenses attributed to successful written premiums. These costs are capitalized in DAC, classified in Other assets on the Consolidated Statement of Financial Position and subject to premium deficiency testing in accordance with ASC 944.

(j) Income Taxes

The Company is included in the consolidated U.S. federal and state income tax returns of Citigroup, where applicable, but also files certain separate state and foreign income tax returns. The tax provision and current and deferred tax balances have been presented on a separate company basis as if the Company were a separate filer. The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the Consolidated Financial Statements using the provisions of the enacted tax laws. Deferred taxes are recorded for the future consequences of events that have been recognized in the Consolidated Financial Statements or tax returns. The Company is subject to the income tax laws of the United States and Canada, and the state and local jurisdictions in which it operates. These tax laws are complex and are subject to differing interpretations by the taxpayer and the relevant governmental taxing authorities. Disputes over interpretations of the tax laws may be subject to review and adjudication by the court systems of the various tax jurisdictions or may be settled with the taxing authority upon audit.

In establishing a provision for income tax expense, the Company must make judgments and interpretations about the application of these inherently complex tax laws. The Company must also make estimates about when, in the future, certain items will affect taxable income in the various tax jurisdictions, both domestic and foreign. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws and rates that will be in effect when the differences are expected to reverse. Deferred income tax expense or benefit represents the expected increase or decrease to future tax payments as these temporary differences reverse over time. Deferred tax assets are recognized subject to management’s judgment that realization is more-likely-than-not.

ASC 740, Income Taxes, sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. This interpretation uses a two-step approach wherein a tax benefit is recognized if a position is more-likely-than-not to be sustained. The amount of the benefit is then measured to be the highest tax benefit that is greater than 50% likely to be realized. ASC 740 also sets out disclosure requirements to enhance transparency of an entity’s tax reserves.

Refer to Note 11 to the Consolidated Financial Statements for a further discussion of the Company’s tax provision and related income tax assets and liabilities.

(k) Foreign Currency Translation

Assets and liabilities of foreign operations are translated from their functional currencies into U.S. dollars for reporting purposes using the period end spot foreign exchange rate. Revenues and expenses of foreign operations are translated monthly from their respective functional currencies into U.S. dollars at amounts that approximate weighted average exchange rates. The effects of those translation adjustments are classified in Accumulated other comprehensive income on the Consolidated Statement of Financial Position.

-13

(l) Securitization

The Company securitizes personal loans from time to time. There are two key accounting determinations that must be made relating to securitizations; first, whether the securitization entity would be consolidated; and second, whether the transfer of financial assets to the entity is considered a sale under GAAP. If the securitization entity is a VIE, and the Company is determined to be the primary beneficiary, the VIE is consolidated. Refer to Note 13 for more information regarding VIEs.

Interests in the securitized and sold assets may be retained in the form of subordinated tranches, spread accounts and servicing rights. In the case of consolidated securitization entities, these retained interests are not reported on the Consolidated Statement of Financial Position. There were no such retained interests as of October 31, 2015. The securitized loans remain on the Consolidated Statement of Financial Position and the Company consolidates its securitization entities.

(m) Incentive Compensation

The Company’s executives and employees participate in the Citigroup programs described below to the extent they meet the eligibility criteria established by Citigroup. The Company makes cash payments to reimburse Citigroup for the cost of the awards when shares are delivered to participants (the payments are based on market value of the vested stock awards at such time or the spread realized by the employee on an option exercise). The Company recognizes compensation expense for the awards as described below.

Discretionary Annual Incentive Awards

Citigroup grants immediate cash bonus payments, deferred cash awards, stock payments and restricted and deferred stock awards as part of its discretionary annual incentive award program involving a large segment of Citigroup employees worldwide, including employees of the Company. Most of the shares of common stock issued by Citigroup as part of its equity compensation programs are to settle the vesting of the stock components of these awards.

Discretionary annual incentives are generally awarded in the first quarter of the calendar year based on the previous year’s performance. Awards valued at less than U.S. $100,000 (or local currency equivalent) are generally paid in the form of an immediate cash bonus. Pursuant to Citigroup policy and/or regulatory requirements, certain employees and officers are subject to mandatory deferrals of incentive pay and generally receive 25%-60% of their awards in a combination of restricted or deferred stock and deferred cash awards.

Deferred annual incentive awards are generally delivered as two awards—a restricted or deferred stock award under Citigroup’s Capital Accumulation Program (“CAP”) and a deferred cash award. The applicable mix of CAP and deferred cash awards may vary based on the employee’s minimum deferral requirement and the country of employment. In some cases, the entire deferral will be in the form of either a CAP or deferred cash award.

Subject to certain exceptions (principally, for retirement-eligible employees), continuous employment within Citigroup is required to vest in CAP and deferred cash awards. Post-employment vesting by retirement-eligible employees and participants who meet other conditions is generally conditioned upon their refraining from competition with Citigroup during the remaining vesting period, unless the employment relationship has been terminated by Citigroup under certain conditions.

Generally, the CAP and deferred cash awards vest in equal annual installments over three- or four-year periods. Vested CAP awards are delivered in shares of Citigroup common stock. Deferred cash awards are payable in cash and earn a fixed notional rate of interest that is paid only if and when the underlying principal award amount vests.

Unvested CAP and deferred cash awards made in January 2011 or later are subject to one or more clawback provisions that apply in certain circumstances, including in the case of employee risk-limit violations or other misconduct, or where the awards were based on earnings that were misstated. CAP awards made to certain employees in February 2013 and later, and deferred cash awards made to certain employees in January 2012, are subject to a formulaic performance-based vesting condition pursuant to which amounts otherwise scheduled to vest will be reduced based on the amount of any pre-tax loss in the participant’s business in the calendar year preceding the scheduled vesting date. For CAP awards made in February 2013 and later, a minimum reduction of 20% applies for the first dollar of loss.

In addition, deferred cash awards made to certain employees in February 2013 and later are subject to a discretionary performance-based vesting condition under which an amount otherwise scheduled to vest may be reduced in the event of a “material adverse outcome” for which a participant has “significant responsibility.” Deferred cash awards made to these employees in February 2014 and later are subject to an additional clawback provision pursuant to which unvested awards may

-14

be canceled if the employee engaged in misconduct or exercised materially imprudent judgment, or failed to supervise or escalate the behavior of other employees who did.

The compensation expense related to the discretionary annual incentive cash awards, which are paid immediately, was $7 million for the ten months ended October 31, 2015. This amount is classified in Compensation and benefits expense on the Consolidated Statement of Income.

Sign-on and Long-term Retention Awards

Stock awards, deferred cash awards and grants of stock options may be made at various times during the year as sign-on awards to induce new hires to join the Company or to high-potential employees as long-term retention awards.

Vesting periods and other terms and conditions pertaining to these awards tend to vary by grant. Generally, recipients must remain employed through the vesting dates to vest in the awards, except in cases of death, disability or involuntary termination other than for “gross misconduct.” These awards do not usually provide for post-employment vesting by retirement-eligible participants. Any stock option grants are for Citigroup common stock with exercise prices that are no less than the fair market value at the time of grant.

Stock Option Programs

Stock options have not been granted to Citigroup's employees as part of the annual incentive award programs since 2009.

Other Variable Incentive Compensation

Citigroup has various incentive programs globally that are used to motivate and reward performance primarily in the areas of sales, operational excellence and customer satisfaction. Participation in these plans is generally limited to employees who are not eligible for discretionary annual incentive awards. The compensation expense related to variable incentive compensation awards was $25 million for the ten months ended October 31, 2015 and is classified in Compensation and benefits expense on the Consolidated Statement of Income.

Summary

Recipients of Citigroup stock awards generally do not have any stockholder rights until shares are delivered upon vesting or exercise, or after the expiration of applicable required holding periods. Recipients of restricted or deferred stock awards and stock unit awards, however, may be entitled to receive dividends or dividend-equivalent payments during the vesting period. Recipients of restricted stock awards generally are entitled to vote the shares in their award during the vesting period. Once a stock award vests, the shares are freely transferable, unless they are subject to a restriction on sale or transfer for a specified period. Pursuant to a stock ownership commitment, certain executives have committed to holding most of their vested shares indefinitely.

The total expense recognized for stock awards represents the grant date fair value of such awards, which is generally recognized as a charge to income ratably over the vesting period, other than for awards to retirement-eligible employees and immediately vested awards. Whenever awards are made or are expected to be made to retirement-eligible employees, the charge to income is accelerated based on when the applicable conditions to retirement eligibility were or will be met. If the employee is retirement eligible on the grant date, or the award is vested at grant date, the entire expense is estimated and recognized in the year prior to grant. The compensation expense related to deferred stock and deferred cash awards was not material for any of the period presented.

(n) Retirement and Postemployment Benefits

The Company participates in several noncontributory defined benefit pension plans sponsored by Citigroup covering certain U.S. employees. Citigroup’s U.S. qualified defined benefit plan was frozen effective January 1, 2008 for most employees. Accordingly, no additional compensation-based contributions were credited to the cash balance portion of the plan for existing plan participants after 2007. However, certain employees covered under the prior final pay plan formula continue to accrue benefits. The Company also participates in a number of noncontributory, nonqualified pension plans. These plans, which are unfunded, provide supplemental defined pension benefits to certain U.S. employees. With the exception of a few employees covered under the prior final average pay formulas, the benefits under these plans were frozen in prior years. The allocated share of the related benefit for these pension plans was $7 million for the ten months ended October 31, 2015. This amount is classified in Compensation and benefits expense on the Consolidated Statement of Income.

-15

The Company also participates in postretirement health care and life insurance benefits offered by Citigroup to certain eligible U.S. retired employees. The allocated share of the related net expense is classified in Compensation and benefits expense on the Consolidated Statement of Income and was not material to the results of operations for the ten months ended October 31, 2015.

The Company also participates in postemployment plans sponsored by Citigroup that provide income continuation and health and welfare benefits to certain eligible U.S. employees on long-term disability. The allocated share of the related net expense was $1 million for the ten months ended October 31, 2015. This amount is classified in Compensation and benefits expense on the Consolidated Statement of Income.

Citigroup sponsors defined contribution plans in the United States and in certain non-U.S. locations, all of which are administered in accordance with local laws. The most significant defined contribution plan is the Citigroup 401(k) Plan in the U.S. Under the Citigroup 401(k) plan, eligible U.S. employees received matching contributions of up to 6% of their eligible compensation for October 31, 2015 subject to statutory limits. Additionally, for eligible employees whose eligible compensation is $100,000 or less, a fixed contribution of up to 2% of eligible compensation is provided. All Company contributions are invested according to participants’ individual elections. The expense allocated to the Company for the Citigroup 401(k) Plan amounted to approximately $13 million for the ten months ended October 31, 2015. This amount is classified in Compensation and benefits expense on the Consolidated Statement of Income and included in direct allocated costs. Refer to Note 15 for further discussion on direct allocated costs.

(o) Accounting Changes

Debt Issuance Costs

In April 2015, the FASB issued Accounting Standards Update ("ASU") No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs, to conform the presentation of debt issuance costs to that of debt discounts and premiums. Thus, the ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. The Company elected to early adopt this new ASU as of September 30, 2015 and reported $35 million of debt issuance costs in Long-term debt on the Consolidated Statement of Financial Position as of October 31, 2015. The Company will continue to report fees paid to access its warehouse facility in Other assets on the Consolidated Statement of Financial Position. The adoption of this ASU did not have a material effect on the Company's Consolidated Financial Statements.

Push Down Accounting

In November 2014, the FASB issued ASU No. 2014-17, Business Combinations (Topic 805): Pushdown Accounting.

The amendments in the ASU provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. The amendments in this ASU are effective November 18, 2014.

In May 2015, the FASB issued ASU No. 2015-08, Business Combinations (Topic 805): Pushdown Accounting - Amendments to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 115, to remove Securities and Exchange Commission (the “SEC”) staff guidance on pushdown accounting from the Accounting Standards Codification. The SEC staff had previously rescinded its guidance with the issuance of Staff Accounting Bulletin No. 115 when the FASB issued its own pushdown accounting guidance in November 2014. The ASU is effective immediately. The adoption of this ASU did not have an impact on the Company's Consolidated Financial Statements. The Company does not expect to apply pushdown accounting as a result of the acquisition discussed in Note 17, Subsequent Events.

-16

(p) Future Application of Accounting Standards

Short-Duration Contracts

In May 2015, the FASB issued Accounting Standards Update (“ASU”) No. 2015-09, Financial Services-Insurance (Topic 944): Disclosures about Short-Duration Contracts, which requires insurance entities to disclose for annual reporting periods information about the liability for unpaid claims and claim adjustment expenses. The ASU also requires insurance entities to disclose information about significant changes in methodologies and assumptions used to calculate the liability for unpaid claims and claim adjustment expenses, including reasons for the change and the effects on the financial statements.

In addition, the ASU requires insurance entities to disclose for annual and interim reporting periods a roll-forward of the liability for unpaid claims and claim adjustment expenses. For health insurance claims, the amendments require the disclosure of the total of incurred-but-not-reported liabilities and expected development on reported claims included in the liability for unpaid claims and claim adjustment expenses. The ASU is effective for the Company for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted.

The Company is currently evaluating the impact of the ASU on its disclosures and expects to elect early adoption.

Consolidation

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which is intended to improve certain areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies, and securitization structures. The ASU will reduce the number of consolidation models. The ASU will be effective on January 1, 2016. Early adoption is permitted, including adoption in an interim period. The Company is evaluating the effect of ASU No. 2015-02 on its financial statements upon its adoption on January 1, 2016 and does not expect to elect early adoption.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective on January 1, 2018. Early application is permitted for annual periods beginning after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU No. 2014-09 will have on its financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its financial statements.

Accounting for Financial Instruments—Credit Losses

In December 2012, the FASB issued a proposed ASU, Financial Instruments-Credit Losses. This proposed ASU, or exposure draft, was issued for public comment in order to allow stakeholders the opportunity to review the proposal and provide comments to the FASB and does not constitute accounting guidance until a final ASU is issued.

The exposure draft contains proposed guidance developed by the FASB with the goal of improving financial reporting about expected credit losses on loans, securities and other financial assets held by banks, financial institutions and other organizations. The exposure draft proposes a new accounting model intended to require earlier recognition of credit losses, while also providing additional transparency about credit risk.

The FASB’s proposed model would utilize an “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired and adjusted each period for changes in expected credit losses. For available for sale ("AFS") securities where fair value is less than cost, impairment would be recognized in the allowance for credit losses and adjusted each period for changes in credit. This would replace the multiple existing impairment models in GAAP, which generally require that a loss be “incurred” before it is recognized.

The FASB’s proposed model represents a significant departure from existing GAAP, and may result in material changes to the Company’s accounting for financial instruments. The impact of the FASB’s final ASU on the Company’s financial statements will be assessed when it is issued. The exposure draft does not contain a proposed effective date; this would be included in the final ASU, when issued.

-17

(3) Business Segments

The Company evaluates the results of its operations through two reportable segments: Lending and Insurance.

The Lending segment primarily originates, services and, from time to time, securitizes unsecured personal loans and personal loans secured by autos through its community-based branch network.

The Insurance segment writes and reinsures credit life, credit disability, credit involuntary unemployment insurance ("IUI"), collateral protection, term life, accidental death, and hospital indemnity policies.

The chief operating decision maker evaluates the operating results and performance of the Lending and Insurance segments through Income before income taxes on the Consolidated Statement of Income.

The following table summarizes certain information by segment:

	Ten Months Ended October 31, 2015
	Net interest revenue	Operating expenses		Income before income taxes
(In millions of dollars)
Lending	$1,450	$573		$463
Insurance	47	98		108
Intersegment eliminations and reclassifications	—	(34)	(1)	—
Total	$1,497	$637		$571
__________

(1)	Represents commissions charged to the Insurance segment by the Lending segment for insurance products sold through the Lending branch network, which are eliminated in consolidation.

The following table summarizes total assets by segment:

Total assets
October 31, 2015
(In millions of dollars)
Lending	$9,288
Insurance	1,585
Intersegment eliminations and reclassifications(1)	(409)
Total	$10,464
__________

(1)	Represents unearned premium and claim reserves related to the Company's customers that is managed as a liability for segment reporting purposes.

Most of the revenue generated by the Company’s business segments is derived from U.S. clients. Neither business segment earned revenue from a single external customer that was 10% or more of total consolidated revenue.

-18

(4) Interest Revenue and Expense

The following table summarizes interest revenue, interest expense and provision for credit losses:

Ten Months Ended October 31, 2015
(In millions of dollars)
Interest revenue:
Finance interest and other charges	$1,721
Investment revenue	47
Total interest revenue	1,768
Interest expense:
Related party debt	48
Third-party debt	223
Total interest expense	271
Net interest revenue	1,497
Provision for credit losses	470
Net interest revenue after provision for credit losses	$1,027

(5) Investments

The following table summarizes amortized cost, gross unrealized gains and losses and estimated fair value of investments, which the Company classifies as AFS:

	October 31, 2015
	Amortized cost	Gross unrealized		Fair value
		Gains	Losses
(In millions of dollars)
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$53	$4	$—	$57
Prime	4	—	—	4
Commercial	61	2	—	63
Total mortgage-backed	118	6	—	124
U.S. Treasury and federal agency	26	—	—	26
State and municipal	50	1	—	51
Foreign government	130	7	1	136
Corporate	844	38	14	868
Other debt	60	—	—	60
Total fixed maturity securities	1,228	52	15	1,265
Equity securities	30	8	—	38
Short-term and other securities	76	—	—	76
Total investments	$1,334	$60	$15	$1,379

Management reviews the investment portfolio on a periodic basis to determine the cause of declines in the fair value of each security in an unrealized loss position. Evaluations of the causes of the unrealized losses are performed to determine whether the impairment is temporary or other-than-temporary in nature. Any credit-related impairment related to debt securities that the Company does not plan to sell and is not likely to be required to sell is recognized in the Consolidated Statement of Income, with the non-credit-related impairment recognized in accumulated other comprehensive income ("AOCI"). For other debt securities with other-than-temporary-impairment ("OTTI"), the entire impairment is recognized in the Consolidated Statement of Income. Equity securities deemed other-than-temporarily impaired are written down to fair value, with the full difference between fair value and cost recognized in earnings.

-19

Each investment security has been assessed for indications of credit impairment. Considerations such as recoverability of invested amount over a reasonable period of time, along with the factors considered in evaluating whether a loss is temporary, include:

•	The length of time and the extent to which fair value has been below cost;

•	The severity of the impairment;

•	The cause of the impairment and the financial condition and near-term prospects of the issuer, including credit ratings and support from subordination for asset-backed securities;

•	Activity in the market of the issuer which may indicate adverse credit conditions; and

•	The Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

For fixed-maturity securities, including investment-grade perpetual preferred stocks, these considerations include management’s estimate of the probability of collecting amounts sufficient to recover the amortized cost basis of the security. For equity securities, these considerations reflect management’s ability and intent to hold the investment for a period of time sufficient to recover the cost basis of the security or whether it is more-likely-than-not that the Company will be required to sell the security prior to recovery of its cost basis.

Review for impairment generally includes:

•	Identification and evaluation of investments that have indication of possible impairment;

•
Analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;

•	Discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having OTTI and those that would not support OTTI; and

•	Documentation of the results of these analyses, as required under business policies.

As a result of this analysis, the Company recorded pre-tax losses for OTTI, primarily related to equity securities, of $3 million for the ten months ended October 31, 2015. Pre-tax losses for OTTI are classified in Realized gain on sales and impairments of investments, net on the Consolidated Statement of Income.

The following table summarizes a ten-month roll-forward of the credit-related impairments recognized in earnings for AFS debt securities held at October 31, 2015 that the Company does not intend to sell nor likely will be required to sell:

	Cumulative OTTI credit losses recognized in earnings
(In millions of dollars)	Balance, January 1, 2015	Credit impairments recognized in earnings on securities not previously impaired	Credit impairments recognized in earnings on securities previously impaired	Reductions due to credit-impaired securities sold, transferred or matured	Balance, October 31, 2015
AFS debt securities:
Mortgage-backed	$1	$—	$—	$—	$1
Foreign government	—	—	—	—	—
Corporate	3	—	—	(1)	2
All other debt	1	—	—	(1)	—
Total OTTI credit losses recognized for AFS debt securities	$5	$—	$—	$(2)	$3

-20

The following table summarizes amortized cost and fair value by contractual maturity:

	October 31, 2015
	Amortized cost	Fair value
(In millions of dollars)
Mortgage-backed:
Due within 1 year	—	—
After 1 but within 5 years	1	1
After 5 but within 10 years	5	5
After 10 years	112	118
Total	118	124
U.S. Treasury and federal agency:
Due within 1 year	6	6
After 1 but within 5 years	9	9
After 5 but within 10 years	11	11
After 10 years	—	—
Total	26	26
State and municipal:
Due within 1 year	3	3
After 1 but within 5 years	19	19
After 5 but within 10 years	24	25
After 10 years	4	4
Total	50	51
Foreign government:
Due within 1 year	19	19
After 1 but within 5 years	55	59
After 5 but within 10 years	53	55
After 10 years	3	3
Total	130	136
Corporate and other:
Due within 1 year	74	74
After 1 but within 5 years	429	454
After 5 but within 10 years	304	304
After 10 years	97	96
Total	904	928
Total fixed maturity securities	$1,228	$1,265

Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

-21

The following table summarizes the fair value of investment securities for which an OTTI has not been recognized that have been in an unrealized loss position for less than 12 months or for 12 months or longer:

	October 31, 2015
	Less than twelve months		Twelve months or longer		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
(In millions of dollars)
Mortgage-backed	$13	$—	$6	$—	$19	$—
U.S. Treasury and federal agency	9	—	—	—	9	—
State and municipal	4	—	2	—	6	—
Foreign government	12	—	2	1	14	1
Corporate	201	9	45	5	246	14
Other debt	18	—	6	—	24	—
Equity	4	—	—	—	4	—
Total	$261	$9	$61	$6	$322	$15

At October 31, 2015, the Company had 750 investment securities in a gross unrealized loss position. The unrealized losses are primarily due to increases in interest rates primarily as a result of widening of interest rate spreads. The evidence considered by management in reaching the conclusion that the unrealized losses are not other-than-temporary includes analyst views, financial performance of the issuers and underlying collateral, cash flow projections, ratings and rating downgrades and available credit enhancements. Based on the analysis of the evidence, management has determined it is probable that the Company will collect all amounts due according to the contractual terms of the investment securities. The Company has no intent to sell the investment securities and believes it likely will not be required to sell the investment securities before recovery of the amortized cost basis.

Proceeds on sales of investments were $96 million for the ten months ended October 31, 2015.

The following table summarizes Realized gain on sales and impairments of investments, net on the Consolidated Statement of Income:

Ten Months Ended October 31, 2015
(In millions of dollars)
Gross pre-tax gains (losses) on investment securities:
Gains	$9
Losses	(3)
Net pre-tax gains on investment securities	6
OTTI	(3)
Realized gain on sales and impairments of investments, net	$3

At October 31, 2015, investment securities with an approximate carrying value of $152 million were on deposit with regulatory authorities as required by insurance regulations.

-22

(6) Consumer Finance Receivables

The following table summarizes net consumer finance receivables:

October 31, 2015
(In millions of dollars)
Total loans(1)	$8,442
Unearned premium and claim reserves	(409)
Accrued interest receivable	89
Consumer finance receivables(1)	8,122
Allowance for loan losses	(666)
Net consumer finance receivables	$7,456
__________

(1)	Presented net of unearned revenue and deferred costs of $1.5 billion at October 31, 2015.

Geographic diversification of consumer finance receivables reduces the concentration of credit risk associated with economic stress in any one state. The Company’s entire personal loan portfolio is serviced within the United States. At October 31, 2015, no state or customer comprised a significant portion of the Company’s total consumer finance receivables balance.

Refer to Note 14 for further discussion on the fair value of consumer finance receivables.

Credit Quality Indicators

Credit quality indicators that are actively monitored include delinquency status and Fair Isaac Corporation (“FICO”) credit scores.

Delinquency Status

Delinquency status is carefully monitored and considered a key indicator of credit quality. The Company considers a loan delinquent if a monthly payment has not been received by the close of business on the loan’s next due date. All loans are classified as non-accrual when loan payments are 90 days contractually past due.

The following table summarizes consumer finance receivables delinquencies and non-accrual loans:

October 31, 2015
(In millions of dollars)
Current(1)	$8,057
30 - 89 days past due	162
90 days or more past due (non-accrual)	223
Total loans	$8,442
__________

(1)	Loans less than 30 days past due are presented as current.

Credit Scores

Independent credit agencies rate an individual’s risk for assuming debt based on the individual’s credit history and assign every consumer a FICO credit score. These scores are continually updated by the agencies based upon an individual’s credit actions (e.g., taking out a loan, missed or late payments, etc.). FICO scores are updated monthly for substantially the entire portfolio or, otherwise, on a quarterly basis.

-23

The following table summarizes details on FICO scores:

October 31, 2015
(In millions of dollars)
Less than 620	$3,677
Equal to or greater than 620 but less than 660	2,297
Equal to or greater than 660	2,468
Total loans	$8,442

Allowance for Loan Losses

The following table summarizes the change in the allowance for loan losses on consumer finance receivables:

Ten Months Ended October 31, 2015
(In millions of dollars)
Balance at beginning of period	$695
Provision for credit losses	470
Amounts charged off	(545)
Recovery of amounts previously charged off	46
Balance at end of period	$666
Total loans	$8,442
Ratio of allowance for loan losses to total loans at end of period	7.89%

The following table summarizes the allowance for loan losses and investment in loans:

October 31, 2015
(In millions of dollars)
Allowance for loan losses:
Determined in accordance with ASC 450-20	$443
Determined in accordance with ASC 310-10-35	223
Total allowance for loan losses	$666
Loans, net of unearned income:
Non-TDR loans evaluated for impairment in accordance with ASC 450-20	$7,929
TDR loans evaluated for impairment in accordance with ASC 310-10-35	513
Total loans	$8,442

Impaired Loans

Impaired loans are those for which the Company believes it is not probable that it will collect all amounts due according to the original contractual terms of the loan. Impaired loans include loans whose terms have been modified due to the borrower’s financial difficulties and for which the Company has granted a concession to the borrower. These modifications may include interest rate reductions and/or principal forgiveness. Impaired loans exclude loans that have not been modified and are carried on a non-accrual basis. In addition, impaired loans exclude substantially all loans modified pursuant to the Company’s short-term modification programs (i.e., for periods of 12 months or less) that were modified after December 31, 2008 and prior to January 1, 2011. Outstanding loans included in these short-term programs amounted to $7 million at October 31, 2015.

-24

The following table summarizes impaired loans:

October 31, 2015
(In millions of dollars)
Recorded investment(1)	$513
Unpaid principal balance	512
Related specific allowance(2)	223
Average carrying value(3)	499
______

(1)	Recorded investment in consumer finance receivables includes net deferred loan fees and costs, unamortized premium or discount and direct write-downs.

(2)	Classified in Allowance for loan losses on the Consolidated Statement of Financial Position.

(3)	Average carrying value represents the average recorded investment ending balance for the last three quarters and one month ended October 31, 2015, and does not include related specific allowance.

The following table summarizes interest income recognized on impaired loans:

Ten Months Ended October 31, 2015
(In millions of dollars)
Interest income recognized	$71

Troubled Debt Restructurings

The Company may make modifications to its loans for various reasons. Such modifications may result in long-term or short-term rate reductions and payment deferrals. When a modification is made to a loan for a borrower experiencing financial difficulty and the terms are considered below market terms for that borrower, the Company reports such modified loans as TDRs.

The following table summarizes TDR activity and default information:

Ten Months Ended October 31, 2015
Number of loans modified	38,107
Post-modification recorded investment (in millions of dollars)	$285
Average interest rate reduction	6.31%
TDRs for which a payment default (defined as 60 days past due) occurred within one year of the modification (in millions of dollars)	$61

(7) Intangible Assets

Intangible assets are comprised of the present value of future profits ("PVFP") of purchased insurance contracts. The following table summarizes intangible assets:

	October 31, 2015
	Gross carrying amount	Accumulated amortization	Net carrying amount
(In millions of dollars)
Total intangible assets	$226	$(164)	$62

Amortization expense was $10 million for the ten months ended October 31, 2015 and is classified in Other operating expense on the Consolidated Statement of Income.

-25

The following table summarizes future amortization expense related to intangible assets at October 31, 2015, which will be fully amortized in 2020, for each of the years ended December 31,

(In millions of dollars)
2015	$2
2016	11
2017	13
2018	13
2019	11
2020	12
Total amortization expense	$62

(8) Premises and Equipment, net

The following table summarizes the cost of premises and equipment and related accumulated depreciation and amortization:

October 31, 2015
(In millions of dollars)
Leasehold improvements	$96
Equipment	33
Software	77
Premises and equipment	206
Less accumulated depreciation and amortization	(115)
Premises and equipment, net	$91

Depreciation and amortization expense was $18 million for the ten months ended October 31, 2015. Rental expense (principally for offices and computer equipment) was $40 million for the ten months ended October 31, 2015. Non-base rent expenses, included in rental expense, (principally real estate taxes and utilities) were $3 million for the ten months ended October 31, 2015. These amounts are classified in Occupancy expense and Technology and communications expense on the Consolidated Statement of Income, based on the nature of the related asset.

In addition to the above, allocated rental expenses due to affiliates of $4 million for the ten months ended October 31, 2015 were incurred. Refer to Note 15 for further discussion of expense allocations.

Annual impairment tests were performed and no premises and equipment were impaired.

Refer to Note 15 for transfers of premises and equipment to and from affiliates.

The following table summarizes future minimum annual rentals under noncancelable operating leases at October 31, 2015 for each of the years ended December 31,

(In millions of dollars)
2015	$6
2016	34
2017	24
2018	14
2019	8
2020	5
Thereafter	19
Total noncancelable operating leases	$110

-26

Some of the Company’s branch leases contain a standard renewal option of up to five years, have rent escalations built into their respective leases, and contain various leasehold and tenant improvement incentives.

(9) Long-term Debt and Revolving Credit Facility

Long-term Debt

Long-term debt is accounted for at cost. Debt issuance costs related to long-term debt are capitalized and classified in Long-term debt on the Consolidated Statement of Financial Position. Amortization of debt issuance costs related to long-term debt is classified in Interest expense on the Consolidated Statement of Income over the earlier of the contractual term of the debt or the earliest call date that management would consider exercising. The following table summarizes certain information relating to long-term debt:

	Weighted average interest rate	Maturity date	October 31, 2015
			(In millions of dollars)
2019 Notes	6.75%	2019	$700
2021 Notes	7.25%	2021	800
Senior unsecured notes			1,500
OneMain Financial Issuance Trust 2014-1	2.54%	2024	760
OneMain Financial Issuance Trust 2014-2	2.93%	2024	1,184
OneMain Financial Issuance Trust 2015-1	3.74%	2026	1,229
OneMain Financial Issuance Trust 2015-2	3.07%	2025	1,250
OneMain Financial Issuance Trust 2015-3	4.21%	2028	293
Securitizations			4,716
Less: Debt issuance costs			35
Total long-term debt			$6,181

Senior Unsecured Notes

On December 11, 2014, OMFH completed an issuance of $1.5 billion of unsecured debt, of which $700 million aggregate principal amount of 6.75% fixed-rate senior notes will mature in 2019 (the “2019 Notes”) and $800 million aggregate principal amount of 7.25% fixed-rate senior notes will mature in 2021 (the “2021 Notes” and, together with the 2019 Notes, the “Notes”).

Each series of Notes are:

•	general unsecured senior obligations of the Company;

•	equal in right of payment with any existing and future senior indebtedness of the Company;

•	subordinated to any existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness;

•	senior in right of payment to any future subordinated indebtedness of the Company;

•	subordinated to any existing and future indebtedness and other liabilities, including preferred stock, of non-guarantors; and

•
unconditionally guaranteed on a senior unsecured basis by each of the Company’s wholly owned domestic subsidiaries other than certain subsidiaries, including the Company’s insurance subsidiaries and securitization subsidiaries.

The Notes

The 2019 Notes mature on December 15, 2019 and the 2021 Notes mature on December 15, 2021. Interest on the Notes is payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2015. The Company may redeem the Notes, in whole or in part, at its option, at different prices throughout the term of the debt.

Certain Covenants

The indenture under which the Notes were issued does not contain financial covenants but does contain a number of restrictive non-financial covenants that impose significant operating and financial restrictions on the Company and may limit its ability to engage in acts that may be in the Company’s best interest, including, but not limited to:

-27

•	limitations on restricted payments;

•	limitations on certain types of indebtedness subject to financial ratios;

•	limitations on restrictions on distributions from certain subsidiaries;

•	limitations on affiliate transactions;

•	limitations on sales of assets and subsidiary stock;

•	limitations on the type of business conducted;

•	limitations on additional guarantees; and

•	certain limitations on mergers and consolidations.

As of October 31, 2015, the Company is in compliance with all of its covenants.

Suspension of Covenants on Achievement of Investment Grade Status

If and when the Notes achieve investment grade status and no default or event of default has occurred and is continuing under the indenture, the Company will not be subject to the provisions of the covenants referred to above. At October 31, 2015, the Notes had a non-investment grade rating and no default or event of default had occurred.

Guarantees

The obligations of the Company pursuant to the Notes are unconditionally guaranteed, jointly and severally, by each of the Company’s subsidiaries ("Guarantors") except for certain subsidiaries that are specifically excluded from providing this guarantee, including the VIEs and insurance companies ("Non-Guarantors"). As of October 31, 2015, the Non-Guarantors accounted for approximately 72% of the Company’s total revenue, 83% of total assets and 80%, or $6.6 billion, of total liabilities including trade payables.

Securitizations

On September 29, 2015, the Company completed the securitization of personal loans using the OneMain Financial Issuance Trust 2015-3 (the “2015-3 Trust”) formed in April 2015, resulting in the issuance of $293 million of 3.63% Class A, 4.16% Class B, 5.82% Class C and 6.94% Class D fixed rate notes collateralized by $329 million of loans. The notes are due November 18, 2028 and may be called at the option of the 2015-3 Trust on or after the payment date occurring in September 2019 at a redemption price equal to 100% of the aggregate note principal balance at the time of the call. The 2015-3 Trust will make payments of interest on the notes during the revolving period, which ends August 31, 2020, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the 2015-3 Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the 2015-3 Trust while the notes are outstanding. The parent of the 2015-3 Trust is OneMain Financial Funding III LLC, which is a subsidiary of OMFH.

On May 21, 2015, the Company completed the securitization of personal loans using the OneMain Financial Issuance Trust 2015-2 (the “2015-2 Trust”) formed in December 2014, resulting in the issuance of $1.3 billion of 2.57% Class A, 3.10% Class B, 4.32% Class C and 5.64% Class D fixed rate notes collateralized by $1.3 billion of loans. The notes are due July 18, 2025 and may be called at the option of the 2015-2 Trust on or after the payment date occurring in May 2017 at a redemption price equal to 100% of the aggregate note principal balance at the time of the call. The 2015-2 Trust will make payments of interest on the notes during the revolving period, which ends April 30, 2017, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the 2015-2 Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the 2015-2 Trust while the notes are outstanding. The parent of the 2015-2 Trust is OneMain Financial Funding III LLC, which is a subsidiary of OMFH.

On February 5, 2015, the Company completed the securitization of personal loans using the OneMain Financial Issuance Trust 2015-1 (the “2015-1 Trust”) formed in October 2014, resulting in the issuance of $1.2 billion of 3.19% Class A, 3.85% Class B, 5.12% Class C and 6.63% Class D fixed rate notes collateralized by $1.4 billion of loans. The notes are due March 18, 2026 and may be called at the option of the 2015-1 Trust on or after the payment date occurring in January 2018 at a redemption price equal to 101% of the aggregate note principal balance at the time of the call. The 2015-1 Trust will make payments of interest on the notes during the revolving period, which ends December 31, 2017, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the 2015-1 Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the 2015-1 Trust while the notes are outstanding. The parent of the 2015-1 Trust is OneMain Financial Funding III LLC, which is a subsidiary of OMFH.

-28

On July 30, 2014, the Company completed the securitization of personal loans and formed OneMain Financial Issuance Trust 2014-2 (“OneMain Trust”) resulting in the issuance of $1.2 billion of 2.47% Class A, 3.02% Class B, 4.33% Class C and 5.31% Class D fixed rate notes collateralized by $1.3 billion of loans. The notes are due September 18, 2024 and may be called at the option of the OneMain Trust on or after July 18, 2016 at a redemption price equal to 101% of the aggregate note principal balance at the time of the call. The OneMain Trust will make payments of interest on the notes during the revolving period, which ends June 30, 2016, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the OneMain Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the OneMain Trust while the notes are outstanding. The parent of the OneMain Trust is OneMain Financial Funding II, LLC, which is a subsidiary of OMFH.

On April 17, 2014, the Company completed the securitization of personal loans and formed OneMain Financial Issuance Trust 2014-1 (the “Issuer” or the “Trust”) resulting in the issuance of $760 million of 2.43% Class A and 3.24% Class B fixed rate notes collateralized by $1.0 billion of loans. The notes are due June 18, 2024 and may be called at the option of the Issuer on or after April 18, 2016 at a redemption price equal to 101% of the aggregate note principal balance at the time of the call. The Issuer will make payments of interest on the notes during the revolving period, which ends March 31, 2016, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the Trust while the notes are outstanding. The parent of the Trust is OneMain Financial Funding, LLC, which is a subsidiary of OMFH.

At October 31, 2015, no default or event of default had occurred related to the securitizations discussed above.

Maturities of Long-term Debt

The following table summarizes future maturities of long-term debt (excluding securitizations) at October 31, 2015:

	2016	2017	2018	2019	2020	Thereafter	Securitizations(1)	Total(2)
(In millions of dollars)
2019 Notes	$—	$—	$—	$—	$700	$—	$—	$700
2021 Notes	—	—	—	—	—	800	—	800
Senior unsecured notes	—	—	—	—	700	800	—	1,500
OneMain Financial Issuance Trust 2014-1	—	—	—	—	—	—	760	760
OneMain Financial Issuance Trust 2014-2	—	—	—	—	—	—	1,184	1,184
OneMain Financial Issuance Trust 2015-1	—	—	—	—	—	—	1,229	1,229
OneMain Financial Issuance Trust 2015-2	—	—	—	—	—	—	1,250	1,250
OneMain Financial Issuance Trust 2015-3	—	—	—	—	—	—	293	293
Securitizations	—	—	—	—	—	—	4,716	4,716
Total maturities of long-term debt	$—	$—	$—	$—	$700	$800	$4,716	$6,216
__________
(1) On-balance sheet securitizations are not included in maturities by period due to their variable monthly payments.
(2) Excludes $35 million of debt issuance costs.

Refer to Note 14 for information regarding the fair value of long-term debt.

Revolving Line of Credit

On February 3, 2015, the Company entered into a $3.0 billion revolving warehouse facility. The facility has a securitization structure, whereby OneMain Financial Warehouse Trust, a wholly owned statutory trust (“Warehouse Trust”), has issued Series 2015-A Variable Funding Notes (the “notes”) that are backed by personal loans originated by the Company from time to time, to a number of financial institutions, which may from time to time include asset-backed commercial paper conduits administered by certain of these financial institutions. During the revolving period of the facility, the Company may sell personal loans into the Warehouse Trust and draw advances against the value of such personal loans, subject to meeting

-29

required overcollateralization levels. The lenders will make advances against the notes on a revolving basis through December 31, 2017. The initial maximum principal balance of $3.0 billion will be reduced by $500 million on January 30, 2016 and by an additional $1.0 billion on January 30, 2017. The notes mature on January 18, 2025. During the revolving period, the outstanding note balance may be redeemed, in whole or in part, at the Company's option. The Company incurs a fee during the revolving period for the unused portion of the credit facility. This fee is recorded in Interest expense on the Consolidated Statement of Income. The debt incurred under the warehouse facility is non-recourse to OMFH. The parent of the Warehouse Trust is OneMain Financial Warehouse LLC, which is a subsidiary of OMFH.

Debt issuance costs associated with the revolving credit facility are capitalized and classified in Other assets on the Consolidated Statement of Financial Position. Amortization of debt issuance costs is classified in Interest expense on the Consolidated Statement of Income.

At October 31, 2015, $1.4 billion of the warehouse facility was drawn and no default or event of default had occurred. Of the $1.4 billion drawn, $1.1 billion is due to third-parties and $284 million is due to an affiliate and is included in Revolving line of credit - related party on the Consolidated Statement of Financial Position (see Note 15 for additional discussion).

The securitization trusts and Warehouse Trust described above are VIEs consolidated by the Company as their primary beneficiary. Refer to Note 13 for further discussion regarding VIEs.

(10) Insurance

Reinsurance

The Company’s use of ceded reinsurance arrangements is limited. The Company has generally used assumed reinsurance agreements to acquire blocks of business in force. Ceded reinsurance arrangements do not discharge the insurance entities or the Company as the primary insurer.

The following table summarizes reinsurance amounts included on the Consolidated Statement of Income:

	Ten Months Ended October 31, 2015
	Direct amount	Assumed from other companies	Ceded to other companies	Net amount
(In millions of dollars)
Premiums:
Accident and health insurance	$88	$21	$—	$109
Life insurance	67	36	(5)	98
Property and other	54	3	—	57
Total premiums	$209	$60	$(5)	$264
Policyholder benefits and claims	$101	$26	$(8)	$119
Insurance policy and claim reserves at October 31, 2015	$654	$288	$(85)	$857

Deferred Policy Acquisition Costs

Unamortized deferred policy acquisition costs were $95 million at October 31, 2015, and are classified in Other assets on the Consolidated Statement of Financial Position. Amortization of deferred policy acquisition costs was $12 million for the ten months ended October 31, 2015, and is classified in Other operating expense on the Consolidated Statement of Income.

Statutory Stockholder’s Equity

The insurance entities' statutory stockholder’s equity was $343 million at October 31, 2015. The life insurance entities’ statutory stockholder’s equity was $167 million at October 31, 2015. The property and casualty insurance entity’s statutory stockholder’s equity was $176 million at October 31, 2015. State law restricts the amounts the Company’s insurance entities may pay as dividends without prior notice to, or in some cases prior approval from, the Texas Department of Insurance. The Company’s insurance entities paid dividends of $35 million in the ten months ended October 31, 2015 and $68 million subsequent to October 31, 2015 that did not require prior approval. The insurance entities may pay dividends up to $22 million

-30

without prior regulatory approval during the remainder of 2015. For each period presented, the Company met the regulatory capital requirements. The consolidated insurance entities' net income determined in accordance with statutory accounting practices was $76 million for the ten months ended October 31, 2015. The life insurance entities’ net income determined in accordance with statutory accounting practices was $45 million for the ten months ended October 31, 2015. The property and casualty insurance entity’s net income determined in accordance with statutory accounting practices was $31 million for the ten months ended October 31, 2015.

The following table reconciles statutory income before income taxes to GAAP income before income taxes for the Company’s insurance entities for the ten months ended October 31, 2015:

October 31, 2015
(In millions of dollars)
Statutory income before income taxes	$114
Deferred policy acquisition costs	12
Amortization of present value of future profits	(10)
Reserve changes	—
Amortization of interest maintenance reserve	(4)
Other, net	(5)
GAAP Insurance segment income before income taxes	$107

The following table reconciles statutory equity to GAAP equity for the Company’s insurance entities for the ten months ended October 31, 2015:

October 31, 2015
(In millions of dollars)
Statutory equity	$343
Deferred policy acquisition costs (1)	161
Reserve changes	125
Present value of future profits	62
Income taxes expense	(109)
Interest maintenance and asset valuation reserves	23
Net unrealized gains	25
Other	58
GAAP equity	$688
__________
(1) The deferred policy acquisition costs reported in the table above include capitalized costs related to commissions that eliminate upon consolidation of the Company of $66 million at October 31, 2015.

-31

Liability for Accident and Health Unpaid Claims and Reserve for Losses and Loss Expenses

The following table summarizes activity in the liability for unpaid claims and claim adjustment expenses related to accident and health and credit IUI policies:

Ten Months Ended October 31, 2015
(In millions of dollars)
Balance, January 1	$95
Incurred related to:
Current year	75
Prior years	(3)
Total incurred	72
Paid related to:
Current year	(26)
Prior years	(43)
Total paid	(69)
Foreign currency translation adjustment	(1)
Balance, October 31	$97

The decrease in incurred claims related to prior years in the ten months ended October 31, 2015 resulted from subsequent revisions to estimated claim reserves based on actual experience.

(11) Income Taxes

The following table summarizes components of current and deferred provision (benefit) for income taxes for the ten months ended October 31, 2015:

October 31, 2015
(In millions of dollars)
Current tax provision:
U.S. Federal	$188
State & local	16
Non-U.S.	6
Total current tax provision	210
Deferred tax benefit:
U.S. Federal	1
State & local	(1)
Non-U.S.	—
Total deferred tax benefit	—
Provision for income taxes	$210

The following table reconciles the federal statutory income tax rate to the Company’s effective income tax rate for the ten months ended October 31, 2015:

October 31, 2015
Statutory U.S. Federal income tax rate for corporations	35.0%
State income taxes, net of Federal income tax benefit	1.7
Tax advantaged income	(0.1)
Other	0.2
Effective income tax rate	36.8%

-32

The following table summarizes deferred income taxes at October 31, 2015:

October 31, 2015
(In millions of dollars)
Deferred tax assets:
Credit loss deduction	$250
Fixed assets	62
Other deferred tax assets	95
Insurance reserves	3
Total deferred tax assets	410
Deferred tax liabilities:
Investments and loan basis differences	(3)
Deferred policy acquisition costs and value of insurance in force	(68)
Total deferred tax liabilities	(71)
Net deferred tax assets	$339

The Company had no valuation allowance on deferred tax assets at October 31, 2015. Although realization is not assured, the Company believes that the realization of the recognized deferred tax asset is more-likely-than-not based on expectations as to future taxable income in the jurisdictions in which it operates.

The Company recorded uncertain income tax positions relevant to the jurisdictions where it is required to file income tax returns.

The following table summarizes the activity of the Company’s unrecognized tax benefits for the ten months ended October 31, 2015:

October 31, 2015
(In millions of dollars)
Total unrecognized tax benefits at January 1	$5
Net amount of increases for current year’s tax positions	—
Gross amount of increases for prior year’s tax positions	—
Gross amount of decreases for prior year’s tax positions	—
Amounts of decreases related to settlements	—
Reductions due to lapse of statutes of limitations	—
Foreign exchange, acquisitions and dispositions	—
Distributions back to the Parent	—
Total unrecognized tax benefits at October 31	$5

Total unrecognized tax benefits that, if recognized, would affect the effective tax rate were $4 million at October 31, 2015.

Interest and penalties (not included in “unrecognized tax benefits” above) are a component of the Provision for income taxes on the Consolidated Statement of Income and are immaterial for all periods presented.

The Company is currently under audit by the Internal Revenue Service and other major taxing jurisdictions, and it may conclude certain state and local tax audits within the next 12 months. It is thus reasonably possible that significant changes in the gross balance of unrecognized tax benefits may occur within the next 12 months, although the Company does not expect such audits to result in amounts that would cause a significant change to the effective tax rate.

-33

The following table summarizes the major tax jurisdictions in which the Company operates and the earliest tax year subject to examination:

Jurisdiction	Tax year
United States	2012
Maryland	2012

Refer to Note 15 for income taxes payable to affiliates.

(12) Changes in AOCI

The following table summarizes the components of AOCI:

	Net unrealized gains (losses) on investment securities	Foreign currency translation adjustment(1)	Accumulated other comprehensive income
(In millions of dollars)
Ten Months Ended October 31, 2015
Balance at beginning of period	$47	$(3)	$44
Other comprehensive loss before reclassifications	(16)	(7)	(23)
Decrease due to amounts reclassified from AOCI	(2)	—	(2)
Change, net of tax	(18)	(7)	(25)
Balance at end of period	$29	$(10)	$19
  __________

(1)	Reflects the movements in the Canadian Dollar against the U.S. Dollar.

The following table summarizes the pre-tax and after-tax changes in each component of AOCI:

	Pre-tax	Tax effect	After-tax
(In millions of dollars)
Ten Months Ended October 31, 2015
Balance at beginning of period	$68	$(24)	$44
Change in net unrealized gains (losses) on investment securities	(28)	10	(18)
Foreign currency translation adjustment	(11)	4	(7)
Change	(39)	14	(25)
Balance at end of period	$29	$(10)	$19

The following table summarizes the decrease in AOCI for amounts reclassified to the Consolidated Statement of Income:

Ten Months Ended October 31, 2015
(In millions of dollars)
Net realized gains on sales of investments(1)	$(6)
Gross OTTI impairment losses(1)	3
Net realized gains on investment securities reclassified out of AOCI—pretax	(3)
Tax expense	1
Net realized gains on investment securities reclassified out of AOCI—after-tax	$(2)
 __________

(1)	Refer to Note 5 for additional information on realized gains and losses on investment securities and OTTI impairment losses.

-34

(13) Variable Interest Entities

An entity is referred to as a VIE if it meets the criteria outlined in ASC 810, Consolidation, which are: (1) the entity’s equity is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties; or (2) the entity’s equity investors cannot make significant decisions about the entity’s operations or do not absorb their proportionate share of the expected losses or receive the expected returns of the entity. The Company is involved with VIEs through its loan securitization and revolving warehouse activities.

In accordance with ASC 810, the Company consolidates a VIE when it has both the power to direct the activities that most significantly impact the VIE’s economic performance and an obligation to absorb losses, or a right to receive benefits from the entity that could be potentially significant to the VIE (that is, the Company is the primary beneficiary).

VIEs are continually monitored to determine if any events have occurred that could cause the VIEs' primary beneficiary status to change. These events include:

•	Additional purchases or sales of variable interests by the Company or an unrelated third party, which cause the Company’s overall variable interest ownership to change;

•	Changes in contractual arrangements in a manner that reallocates expected losses and residual returns among the variable interest holders;

•	Changes in the party with power to direct activities of a VIE that most significantly affect the entity’s economic performance; and

•	Providing support to an entity that results in an implicit variable interest.

The securitization trusts and warehouse facility described in Note 9 are VIEs consolidated by the Company at October 31, 2015.

The following table summarizes the carrying amounts and classifications of the VIEs' assets and liabilities in the Consolidated Statement of Financial Position that are consolidated in accordance with ASC 810:

October 31, 2015
(In millions of dollars)
Assets
Cash and cash equivalents	$387
Net consumer finance receivables	7,033
Deferred tax assets	39
Other assets	14
Total assets	$7,473
Liabilities
Revolving line of credit - related party	$284
Revolving line of credit - third party	1,136
Long-term debt	4,697
Accounts payable, accrued expenses and other liabilities	8
Total liabilities	$6,125

(14) Fair Value Measurements

ASC 820-10, Fair Value Measurement, defines fair value, establishes a consistent framework for measuring fair value and requires disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Among other things, the standard requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

-35

Fair Value Hierarchy

ASC 820-10 specifies a hierarchy of inputs based on whether the inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.

These two types of inputs have created the following fair value hierarchy:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company’s policy with respect to transfers between levels of the fair value hierarchy is to recognize transfers into and out of each level as of the end of the reporting period.

Determination of Fair Value

For assets and liabilities carried at fair value, the Company primarily utilizes third-party valuation service providers to derive fair values based on various methodologies, including market quotes where available, external non-binding broker quotes, and proprietary valuation models. The Company assesses the reasonableness of security values received from valuation service providers through various analytical techniques including comparing the information obtained from the valuation service providers to other third-party valuation sources for selected securities.

Fair Value of Financial Instruments

The following table summarizes the fair value and carrying amount of financial instruments:

	October 31, 2015
	Carrying value		Estimated fair value	Estimated fair value
				Level 1	Level 2	Level 3
(In millions of dollars)
Assets
Cash and cash equivalents	$883		$883	$—	$883	$—
Investments (Note 5)	1,379		1,379	165	1,164	50
Consumer finance receivables (Note 6)	7,865	(1)	8,801	—	—	8,801
Liabilities
Related party debt (Note 15)	5		5	—	—	5
Revolving line of credit - related party (Note 15)	284		284	—	—	284
Revolving line of credit - third party (Note 9)	1,136		1,136	—	—	1,136
Long-term debt (Note 9)	6,181		6,284	—	—	6,284
__________

(1)	The carrying value of consumer finance receivables is calculated as net consumer finance receivables excluding unearned premium and claim reserves of $409 million.

Fair value assumptions of the financial instruments listed below are based upon subjective estimates of market conditions and perceived risks of the financial instruments at a certain point in time, as disclosed further in various notes to the Consolidated Financial Statements.

Fixed maturities and equity securities—fair value is based primarily on quoted market prices for similar instruments or if quoted market prices are not available, discounted expected cash flows using market rates for similar instruments which are

-36

commensurate with the credit quality and maturity of the investments. If market rates for similar instruments are not available, other valuation techniques would be used and the asset would be classified as Level 3.

Short-term and other investments—carrying value approximates fair value due to the relatively short period of time between the origination of the investment and its expected maturity or realization.

Consumer finance receivables—fair value is estimated using a discounted cash flow methodology using assumptions management believes a market participant would make in valuing these assets.

Related party debt—carrying value approximates fair value due to the short-term nature of these instruments.

Revolving line of credit—carrying value approximates fair value due to the short-term nature of these instruments.

Long-term debt—fair value measurements of long-term debt are based upon input from market participants or indicative prices obtained from a third party.

The disclosed fair values for financial instruments do not reflect any premium or discount that could result from offering for sale, at one time, the Company’s entire holdings of a particular financial instrument. In addition, any potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in amounts disclosed.

Items Measured at Fair Value on a Recurring Basis

The Company has certain financial assets that are required to be reported on the Consolidated Statement of Financial Position at fair value, on a recurring basis. The Company does not have any items that are required to be reported on the Consolidated Statement of Financial Position at fair value, on a nonrecurring basis.

The following table summarizes investments measured at fair value on a recurring basis:

	October 31, 2015
	Level 1	Level 2	Level 3	Total
(In millions of dollars)
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$—	$56	$1	$57
Prime	—	4	—	4
Commercial	—	63	—	63
Total mortgage-backed	—	123	1	124
U.S. Treasury and federal agency	11	15	—	26
State and municipal	—	51	—	51
Foreign government	37	99	—	136
Corporate	4	826	38	868
Other debt	—	50	10	60
Total fixed maturity securities	52	1,164	49	1,265
Equity securities	37	—	1	38
Short-term and other securities	76	—	—	76
Total investments	$165	$1,164	$50	$1,379

Transfers between Level 1 and Level 2 of the Fair Value Hierarchy

For the ten months ended October 31, 2015, the Company transferred no investments from Level 1 to Level 2 and $54 million of investments from Level 2 to Level 1. Transfers from Level 2 to Level 1 related to short-term and other securities and foreign government securities, which were traded with sufficient frequency to constitute an active market.

-37

The following table summarizes the changes in the Level 3 fair value category:

	Balance, January 1, 2015	Transfers into Level 3	Transfers out of Level 3	Purchases	Sales	Net realized gains (losses)	Net unrealized losses in other comprehensive income on assets still held	Balance, October 31, 2015
(In millions of dollars)
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$1	$4	$(3)	$—	$(1)	$—	$—	$1
Prime	—	—	—	—	—	—	—	—
Commercial	1	1	(2)	—	—	—	—	—
Total mortgage-backed	2	5	(5)	—	(1)	—	—	1
Foreign Government	1	—	(1)	—				—
Corporate	40	6	(4)	3	(6)	—	(1)	38
Other debt	10	—	—	—	—	—	—	10
Total fixed maturity securities	53	11	(10)	3	(7)	—	(1)	49
Equity securities	5	5	(6)	—	(3)	—	—	1
Total fixed maturity and equity securities	$58	$16	$(16)	$3	$(10)	$—	$(1)	$50

  Transfers in and out of Level 3 of the Fair Value Hierarchy

For the ten months ended October 31, 2015, securities, primarily related to mortgage-backed, corporate, and equity were transferred into and out of Level 3 due to changes in the level of price observability for the specific securities. Of the $16 million of securities transferred into Level 3, $5 million was transferred from Level 1 and $11 million was transferred from Level 2. Of the $16 million of securities transferred out of Level 3, $5 million was transferred into Level 1 and $11 million was transferred into Level 2.

Valuation Techniques and Inputs for Level 2 Fair Value Measurements

At October 31, 2015, the financial instruments in Level 2 consisted of cash and investments. Investments in Level 2 were composed primarily of corporate securities, mortgage-backed securities and foreign government securities. The fair value for these investments is based upon: (1) quoted prices for similar assets in active markets; (2) quoted prices for identical or similar assets in inactive markets; or (3) valuations based on models where the significant inputs are observable; including, but not limited to, interest rates, yield curves, prepayment speeds, default rates and loss severities; or where the significant inputs can be corroborated by observable market data.

Valuation Techniques and Inputs for Level 3 Fair Value Measurements

At October 31, 2015, the majority of the investments in Level 3 were corporate securities for which the fair value is measured by the Company’s third-party valuation service provider using a price based methodology with the significant unobservable input as the price, which ranges from 3.24 to 118.49 of par at October 31, 2015.

The effect on the fair value measurement of a given security is wholly dependent on the amount and direction of any changes in the unobservable price input.

(15) Related Party Transactions

Expense Allocations

The Consolidated Financial Statements include direct and indirect expense allocations of certain costs for employee benefits and support functions provided on a centralized basis by various providers across Citigroup and CCC. These expenses are allocated to the Company based on various cost- and/or activity-related drivers.

-38

The following table summarizes the Company’s allocated share of the related costs from Citigroup and CCC providers:

Ten Months Ended October 31, 2015
(In millions of dollars)
Direct costs	$172
Indirect costs	43
Total allocated expenses	$215

Direct Allocated Costs

Direct allocated costs represent specific services or functions that are attributable to the Company based on actual and/or estimated usage or consumption.

Employee benefits

The Company reimburses Citigroup for payroll taxes and benefits provided to its employees under various U.S. Citigroup employee benefit plans, including costs associated with its participation in Citigroup’s retirement plans and active employee health and life insurance benefit plans. These costs are allocated by individual based on actual employee wages. The Company’s allocated share of the costs associated with these plans was $64 million for the ten months ended October 31, 2015. These costs are classified in Compensation and benefits expense on the Consolidated Statement of Income.

Technology

Citigroup provides certain information technology infrastructure, applications and support services. These costs are allocated based on individual employee consumption or information technology infrastructure usage. The Company’s allocated share of costs associated with these services was $59 million for the ten months ended October 31, 2015. These costs are classified in Technology and communications expense on the Consolidated Statement of Income.

Occupancy

Citigroup provides the Company certain shared premises and related services primarily located in Baltimore, Maryland. These costs are allocated based on the square footage occupied on the premises, including a share of costs related to unoccupied square footage and common areas. The Company’s allocated share of costs associated with these services was $4 million for the ten months ended October 31, 2015. These costs are classified in Occupancy expense on the Consolidated Statement of Income.

Other Direct Costs

Centralized Citigroup locations provide various services including payment processing, preparation of customer statements and centralized default management services. Costs are allocated to the Company based on transactions, statements produced and number of accounts serviced. The Company’s allocated share of the costs for these services was $40 million for the ten months ending October 31, 2015. These costs are classified in Other operating expense on the Consolidated Statement of Income.

The Company incurred expenses from certain affiliates for marketing and distributing its credit insurance products and billing and collecting periodic premiums on other products and programs. These expenses are based on a percentage of written insurance premiums. The Company’s share of costs associated with these services was $5 million for the ten months ended October 31, 2015. These costs are classified in Other operating expense on the Consolidated Statement of Income.

Indirect Allocated Costs

Indirect allocated costs represent general corporate level services provided to the Company and other affiliates by Citigroup. Corporate level services include finance, human resources, compliance, risk, legal, communications, treasury, audit, administration and security. The costs are attributed to the Company in two steps; first, using a consumption based survey; and second, based on metrics that are reflective of service usage.

-39

Revenue Allocations

The Insurance segment provides administrative support related to debt protection products on behalf of other Citigroup affiliates. The Company recorded income related to these services of $12 million for the ten months ended October 31, 2015. These amounts are classified in Other revenue on the Consolidated Statement of Income.

The Company provides other shared support to an affiliate and recorded income related to these services of $3 million for the ten months ended. These amounts are classified in Other revenue on the Consolidated Statement of Income.

Related Party Debt

The Company’s related party debt was $5 million, net of related party receivables of $459 thousand at October 31, 2015. These balances are short-term in nature with no stated maturity and include charges for operational support and the borrowing and lending of funds. Interest is charged monthly and is based on CCC's cost of funds.

In addition, $284 million of the $1.4 billion drawn on the revolving credit facility is due to an affiliate (as discussed in Note 9). Interest is charged monthly and is primarily based on a LIBOR-indexed floating rate.

The following table summarizes information with respect to related party debt:

At or for the ten months ended
October 31, 2015
(In millions of dollars, except weighted average interest rate)
Weighted average interest rate	4.03%
Maximum outstanding balance	$3,550
Interest paid	$48

Other Related Party Transactions

Cash on deposit with related parties was $403 million as of October 31, 2015. This balance is classified in Cash and cash equivalents on the Consolidated Statement of Financial Position.

At October 31, 2015, net income taxes payable to affiliates of $5 million is offset by net income taxes receivable from taxing authorities of $5 million.

During the ten months ended October 31, 2015, the Company transferred software totaling $13 million to an affiliate and acquired $6 million of software and other premises and equipment from an affiliate. Both transfers occurred at carrying value.

During the ten months ended October 31, 2015, non-cash transfers to Parent totaled $7 million and were related to the settlement of affiliate tax balances.

On October 20, 2015, the Company paid a dividend of $90 million to CCC.

(16) Commitments and Contingencies

In the ordinary course of business, the Company including its affiliates and subsidiaries, as well as its respective current and former officers, directors and employees, routinely are named as defendants in, or as parties to, various actual or threatened legal actions and proceedings. Certain of these actions and proceedings assert claims or seek relief in connection with alleged violations of consumer protection, lending, insurance, anti-fraud, anti-money laundering, employment and other statutory and common laws. Certain of these legal actions and proceedings may include claims for substantial or indeterminate compensatory or punitive damages, or for injunctive relief, and in some instances, seek recovery on a class-wide basis.

In the ordinary course of business, the Company is also subject to governmental and regulatory examinations, information-gathering requests, investigations and proceedings (both formal and informal), certain of which may result in adverse judgments, settlements, fines, penalties, restitutions, disgorgements, injunctions or other relief. In addition, the Company and certain of its affiliates and subsidiaries are regulated entities and, in those capacities, subject to regulation by various U.S. and state regulators. In connection with formal and informal inquiries by these regulators, the Company receives

-40

requests, subpoenas and orders seeking documents, testimony and other information in connection with various aspects of their regulated activities. The Company from time to time receives grand jury subpoenas and other requests for information or assistance, formal or informal, relating to the Company and its customers, from federal or state law enforcement agencies. The Company seeks to resolve all litigation and regulatory matters in the manner management believes is in the best interests of the Company and its shareholders, and contests liability, allegations of wrongdoing and, where applicable, the amount of damages or scope of any penalties or other relief sought as appropriate in each pending matter.

In accordance with ASC 450, Contingencies accruals are established for contingencies, including litigation and regulatory matters, when management believes it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. When the reasonable estimate of the loss is within a range of amounts, the minimum amount of the range is accrued, unless some higher amount within the range is a better estimate than any other amount within the range. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. In view of the inherent unpredictability of litigation and regulatory matters, particularly where the damages sought are substantial or indeterminate, the investigations or proceedings are in the early stages, or the matters involve novel legal theories or a large number of parties, the Company cannot predict the timing or ultimate resolution of litigation and regulatory matters, and the actual costs of resolving litigation and regulatory matters may be substantially higher or lower than the amounts accrued for those matters.

Subject to the foregoing, it is the opinion of the Company’s management, based on current knowledge and after taking into account its current legal accruals, that the eventual outcome of the matters described in this Note would not be likely to have a material adverse effect on the Company’s financial condition. Nonetheless, given the substantial or indeterminate amounts sought in certain of these matters, and the inherent unpredictability of such matters, an adverse outcome in certain of these matters could, from time to time, have a material adverse effect on its results of operations or cash flows in particular periods.

Litigation and Regulatory Contingencies

Securitizations

In December 2014, the Company received a subpoena from the Department of Justice requesting information related to the Company’s origination, servicing and securitization of personal loans secured by autos. The Company is fully cooperating with the inquiry.

West Virginia Consumer Finance Litigation

In 2006, Paul Lightner filed a counter-claim class action complaint seeking recovery under West Virginia’s Consumer Credit and Protection Act against CitiFinancial, Inc. (WV) for selling insurance with allegedly inflated premiums and for allegedly taking impermissible security interests in household goods. In 2008, the trial court certified a class under both claims and denied CitiFinancial, Inc.’s motion for summary judgment on both claims. CitiFinancial, Inc. appealed the denial of summary judgment on the insurance claim, and in 2009 the West Virginia Supreme Court reversed the trial court, and held that appropriateness of insurance rates was a matter to be decided by the West Virginia Insurance Commissioner. In 2010, the West Virginia Insurance Commissioner ruled in CitiFinancial, Inc. (WV)’s favor, and plaintiffs appealed this decision. In June 2014, the West Virginia Supreme Court ruled in CitiFinancial, Inc. (WV)’s favor, and affirmed the decision of the Insurance Commissioner. The matter has been remanded back to the trial court, where a new judge has been assigned to the matter. CitiFinancial, Inc. (WV) is subject to the prior judge’s 2008 certification order, and is seeking to have the remaining claim for taking impermissible security interests in household goods decertified. Additional information concerning this matter is publicly available in court filings under Lightner v. CitiFinancial, Inc., Case No. 02-C0723 (Cir. Ct. Marshall Co. WV).

Other Commitments and Contingencies

On July 25, 2014, CCC executed a Host Services Agreement on behalf of the Company and other affiliates. In conjunction with this agreement, the Company executed a work order directly with the third party for maintenance services, which is expected to commence once the new account management system is operational. The work order has an initial five year term and provides for payments based on a fixed fee per loan processed. If, once effective, the work order is terminated by the Company without cause, the Company would be obligated to pay a termination fee of $26 million less any fees already paid under the agreement.

On August 13, 2014, CCC entered into an agreement to obtain a new back-office account management system on behalf of the Company and other affiliates. The related expense allocated to the Company is not material for the ten months ended October 31, 2015. This contract can be terminated prior to completion in exchange for an early termination fee of

-41

approximately $9 million less any amounts already paid under the contract. If incurred, a significant portion of the termination fee would be allocated to the Company.

(17) Subsequent Events

On February 10, 2016, OMFH completed the securitization of personal loans and formed OneMain Financial Issuance Trust 2016-1 (“2016-1 Trust”) resulting in the issuance of $500 million of Class A, Class B, Class C and Class D fixed rate notes collateralized by $556 million of loans. The notes are due February 20, 2029 and may be called at the option of the 2016-1 Trust on or after the payment date occurring in January 2019 at a redemption price equal to 101% of the aggregate note principal balance at the time of the call. The 2016-1 Trust will make payments of interest on the notes during the revolving period, which ends December 31, 2018, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the 2016-1 Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the 2016-1 Trust while the notes are outstanding. The parent of the 2016-1 Trust is OneMain Financial Funding III, LLC, which is a subsidiary of OMFH. The 2016-1 Trust is a VIE consolidated by the Company as its primary beneficiary.

On January 21, 2016, the Company refinanced the revolving warehouse facility and entered into new separate warehouse facilities with four unaffiliated financial institutions that provide committed financing on a revolving basis for personal loans originated by our subsidiaries. The maximum aggregate principal balance under the new facilities is $2.4 billion and the maximum principal balance under each of the separate facilities is $550 million, $750 million, $350 million and $750 million. The aggregate maximum capacity is subject to a scheduled reduction of $100 million in January 2017 to $2.3 billion and a further reduction of $100 million in January 2018 to $2.2 billion. In the absence of the refinancing, the Company’s aggregate financing capacity would have been reduced from $3.0 billion to $2.5 billion on January 30, 2016, and further reduced to $1.5 billion on January 30, 2017, due to the scheduled reductions in maximum principal balance under the now terminated Warehouse Facility.

On January 4, 2016, the Board of Managers of the Company approved a distribution of $90 million to its sole member, Independence Holdings, LLC. The distribution was paid on January 8, 2016.

On November 13, 2015, regulatory approvals were received to allow for the previously announced sale of the Company to OMH. The sale was completed on November 15, 2015, resulting in OMH acquiring all of the outstanding equity interests of the Company for approximately $4.5 billion in cash. As a result of the sale, on November 15, 2015, OMFH became a wholly owned subsidiary of Independence Holdings, LLC, a wholly owned subsidiary of OMH and OMFI was liquidated and merged into newly formed OneMain Financial Group, LLC.

The Company has evaluated all events subsequent to the balance sheet date as of October 31, 2015 through February 10, 2016, which is the date these Consolidated Financial Statements were available to be issued, and have determined that there are no other subsequent events that required disclosure under ASC 855, Subsequent Events.

-42